Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

AIM International Mutual Funds (Invesco International Mutual Funds):

We consent to the use of our report dated June 25, 2019, with respect to the financial statements and financial highlights of Invesco Oppenheimer Global Focus Fund, a series of AIM International Mutual Funds (Invesco International Mutual Funds), formerly known as Oppenheimer Global Focus Fund, as of April 30, 2019, incorporated by reference herein, and to the references to our firm under the headings Financial Highlights in the Prospectuses, and Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

August 26, 2019